Exhibit 5.1

	TRAVERS SMITH LLP 10 SNOW HILL LONDON EC1A 2AL TEL: +44 (0) 20 7295 3000 FAX: +44 (0) 20 7295 3500 DX 1111079 LONDON WWW.TRAVERSSMITH.COM

Noble Corporation Limited 18b Charles Street London W1J 5DU United Kingdom	YOUR REF:
	OUR REF:	AJF/AJF
	DOC ID:	20797926

July 8, 2013

Dear Sirs

Legal opinion regarding shares of Noble Corporation Limited

Introduction

1.	We are acting as advisers as to English law to Noble Corporation Limited, a private limited company incorporated under the laws of England and Wales (the “Company”). We understand that the Company intends to file, on or around the date hereof, a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities Exchange Commission (the “SEC”). As described in the Registration Statement, we understand that the Company is proposing to enter into a merger which would result in the ultimate holding company of the Noble group being a public limited company incorporated in England and Wales (the “Merger”). We have been asked to provide an opinion on certain matters, as set out below, in connection with the filing of the Registration Statement.

Documents reviewed

2.	We have examined the documents listed in Schedule 3 to this opinion. Terms defined in the Schedules have the same meaning where used in this opinion.

Nature of opinion and observations

3.	This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts and, in particular, we express no opinion on European Community law as it affects any jurisdiction other than England and Wales. In particular:

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(a)	by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect;
(b)	to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws. We express no views in this opinion on the validity of the matters set out in any opinion given in relation to such laws;

(c)	we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable;

(d)	this opinion is given on the assumption that the draft articles of association of the Company filed with the Registration Statement (the “Articles”) have been validly and lawfully adopted at the time of issue of the Shares (as defined below); and

(e)	the term non-assessable has no recognised meaning in English law but for the purposes herein the term means that, under the Companies Act 2006 (as amended), the Articles and any resolution passed in accordance with the articles of association of the Company approving the issuance of the Shares (as defined below), no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional payments or calls on the relevant Shares to or by the Company or its creditors.

Opinion

4.	On the basis stated in paragraph 3, and subject to the assumptions in Schedule 1 and the qualifications in Schedule 2, we are of the opinion that the securities being registered, being the 266,596,633 Ordinary Shares (the “Shares”) in the capital of the Company with a nominal value of US$0.01 each, will be validly issued, fully paid and non-assessable when all of: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the Merger shall have become effective; and (iii) valid entries in the books and registers of the Company have been made.

Consent to filing

5.	We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations promulgated thereunder.

Yours faithfully

/s/ Travers Smith LLP
Travers Smith LLP

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SCHEDULE 1

ASSUMPTIONS

In considering the documents listed in Schedule 3 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

(c)	Officer’s Certificate: that each of the statements contained in a certificate of an Officer of the Company dated 4 July 2013 (the “Certificate”) is true and correct as at the date of this opinion;

(d)	Company Search: that the information revealed by our search (carried out by us or by Perfect Information Ltd. on our behalf on 4 July 2013) of the public documents of the Company kept at Companies House in Cardiff (the “Company Search”) (i) was accurate in all respects and has not since the time of such searches been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

(e)	Winding-up Enquiry: that the information revealed by our oral enquiry on 4 July 2013 of the Central Registry of Winding-up Petitions (the “Winding-up Enquiry”) was accurate in all respects and has not since the time of such enquiry been altered; and

(f)	No change in law: There is no change in law or regulation from the date of this opinion to the effective date of the Merger that would have the effect of rendering any of our opinions invalid, void or otherwise incorrect.

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SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)	Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry immediately;

(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

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(v)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to1994.

(c)	We express no opinion on any appraisal rights that may arise as a matter of Swiss law.

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SCHEDULE 3

(a)	a copy of the draft Registration Statement dated July 8, 2013; and

(b)	a certificate from an Officer of the Company dated July 8, 2013.